Exhibit 10.9

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

TerraForm Power, LLC

Dated and effective as of

                    , 2014

THE LIMITED LIABILITY COMPANY INTERESTS IN TERRAFORM POWER, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS		1
Section 1.1	Definitions	1
Section 1.2	Other Definitions	10
Section 1.3	Construction	10

ARTICLE II ORGANIZATIONAL AND OTHER MATTERS		11
Section 2.1	Formation	11
Section 2.2	Name	11
Section 2.3	Limited Liability	11
Section 2.4	Registered Office; Registered Agent; Principal Office in the United States; Other Offices	11
Section 2.5	Purpose; Powers	11
Section 2.6	Existing and Good Standing; Foreign Qualification	11
Section 2.7	Term	12
Section 2.8	No State Law Partnership	12
Section 2.9	Admission	12

ARTICLE III MEMBERS; CAPITALIZATION		12
Section 3.1	Members; Units	12
Section 3.2	Class A Common Stock Sale; Exchanges; Authorization and Issuance of Additional Units	13
Section 3.3	Capital Account	16
Section 3.4	No Withdrawal	18
Section 3.5	Loans From Members	18
Section 3.6	No Right of Partition	19
Section 3.7	Non-Certification of Units; Legend; Units are Securities	19
Section 3.8	Reset of Incentive Distribution Rights; Issuance of Class B1 Units in Connection with Reset of Incentive Distribution Rights	20
Section 3.9	Transferability of IDRs	21
Section 3.10	Lock-Up of Class B Units	22
Section 3.11	Outside Activities of the Members	22

ARTICLE IV DISTRIBUTIONS		22
Section 4.1	Determination of Distributions	22
Section 4.2	Successors	24
Section 4.3	Withholding	24
Section 4.4	Limitation	24
Section 4.5	Adjustments	24
Section 4.6	Tax Adjustments	24
Section 4.7	Interest Payment Agreement. Notwithstanding any other provision of this Agreement, none of SunEdison or its Affiliates shall have any rights, at any time, through distributions under this Agreement or otherwise, to reimbursement of any payments made by SunEdison or its Affiliates under the terms of the Interest Payment Agreement.	25

ARTICLE V ALLOCATIONS		25
Section 5.1	Allocations for Capital Account Purposes	25
Section 5.2	Allocations for Tax Purposes	27
Section 5.3	Members’ Tax Reporting	28
Section 5.4	Certain Costs and Expenses	28

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TerraForm Power, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TerraForm Power, LLC, a Delaware limited liability company (the “Company”), dated and effective as of                     , 2014 (the “Effective Date”), is made by and among the Members (as defined herein).

WHEREAS, as of February 14, 2014, SunEdison Holdings Corporation (“SunEdison Holdings”), a Delaware corporation and the sole stockholder of TerraForm Power, Inc., a Delaware corporation (“Terra, Inc.”), formed TerraForm Power, LLC under the Act by executing the Limited Liability Agreement of TerraForm Power, LLC, which was amended and restated on March 24, 2014 (as amended and restated, the “Prior Agreement”) and filing a Certificate of Formation with the Office of the Secretary of State of the State of Delaware, at which time SunEdison Holdings was issued one Unit (the “Existing Units”);

WHEREAS, SunEdison Holdings desires to amend and restate the Prior Agreement in connection with Terra, Inc.’s initial public offering to provide, for among other things, the designation of Terra, Inc. as the Managing Member of the Company and to create additional classes of limited liability interests of the Company.

NOW, THEREFORE, in consideration of the premises and the covenants and provisions hereinafter contained, the Members hereby adopt the following:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms have the following meanings:

“AAA” has the meaning set forth in Section 9.2(b).

“Act” means the Delaware Limited Liability Company Act, as amended.

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 7.4 by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Fiscal Year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year, are reasonably expected to be allocated to such Member in subsequent years under Section 706(d) of the Code and Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of a Unit shall be the amount that such Adjusted Capital Account would be if such Unit were the only interest in the Company held by such Member from and after the date on which such Unit was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 3.3(c)(i) or Section 3.3(c)(ii).

“Affiliate” means, with respect to any Person, any Person directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with such Person.

“Aggregate Quantity of IDR Reset Class B1 Securities” has the meaning set forth in Section 3.8(a).

“Aggregate Quantity of IDR Reset Class B1 Units” has the meaning set forth in Section 3.8(a).

“Aggregate Quantity of IDR Reset Shares of Class B1 Common Stock” has the meaning set forth in Section 3.8(a).

“Agreed Value” of any Contributed Property means the Fair Market Value of such property or other consideration at the time of contribution as determined by the Managing Member. The Managing Member shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single transaction or series of related transactions among each separate property on a basis proportional to the Fair Market Value of each Contributed Property.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“As Delivered CAFD” means, with respect to any of the Contributed Construction Projects or Substitute Project, the CAFD projected, as of such project’s COD, to be generated by such project in the 12 months after such project’s COD taking into account, among other things, the project finance structure, the as-built system size and the production level as agreed to between Terra, Inc. and SunEdison.

“Assignee” means any Transferee to which a Member or another Assignee has Transferred all or a portion of its interest in the Company in accordance with the terms of this Agreement, but that is not admitted to the Company as a Member.

“Automatic Conversion” has the meaning set forth in Section 3.2(f).

“Bankruptcy” means, with respect to any Person, (a) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (b) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“CAFD” means net cash provided by (used in) operating activities of the Company (i) plus or minus changes in assets and liabilities as reflected (or to be reflected) on Terra, Inc.’s statements of cash flows, (ii) minus deposits into (or plus withdrawals from) restricted cash accounts required by project financing arrangements to the extent they decrease (or increase) cash provided by operating activities, (iii) minus cash distributions paid to non-controlling interests in the Company’s projects, if any, (iv) minus scheduled project-level and other debt service payments and repayments in accordance with the related borrowing arrangements, to the extent they are paid from operating cash flows during a period, (v) minus non-expansionary capital expenditures, if any, to the extent they are paid from operating cash flows during a period, (vi) plus cash contributions from SunEdison pursuant to the Interest Payment Agreement, (vii) plus operating costs and expenses paid by SunEdison pursuant to the Management Services Agreement to the extent such costs or expenses exceed the fee payable by the Company pursuant to such agreement but otherwise reduce the Company’s net cash provided by operating activities and (viii) plus or minus operating items as necessary to present the cash flows the Company deems representative of its core business operations, with the approval of the audit committee of Terra, Inc.

“CAFD Forbearance Threshold” means $34,840,000.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.3 of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of any cash or cash equivalents or the Fair Market Value of other property contributed or deemed to be contributed to the Company by such Member with respect to any Unit or other Equity Securities issued by the Company (net of liabilities assumed by the Company or to which such property is subject).

“Carrying Value” means (a) with respect to a Contributed Property, subject to the following sentence, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, subject to the following sentence and Section 3.3(b)(iv), the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.3(c)(i) and Section 3.3(c)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member.

“Certificate” means the Certificate of Formation of the Company, as filed with the Secretary of State of the State of Delaware.

“Chosen Courts” has the meaning set forth in Section 9.2(c).

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of Terra, Inc.

“Class A Common Stock Sale” means the sale or issuance by Terra, Inc. of one or more shares of Class A Common Stock for cash to a third party in an arms-length transaction, including in connection with the IPO, other than upon the exercise of an option or right to acquire Class A Common Stock or the conversion or exchange of securities convertible into or exchange for Class A Common Stock.

“Class A Member” means a holder of Class A Units as relates to the ownership of such Units, executing this Agreement as a Class A Member or hereafter admitted to the Company as a Class A Member as provided in this Agreement, but does not include any Person who has ceased to be a Member; provided, that that the holder of the Existing Units shall be deemed Class B Member and shall appear on the Schedule of Members as a Class B Member.

“Class A Unit” means a Unit representing a fractional part of the equity interest in the Company having the rights and obligations specified with respect to the Class A Units in this Agreement.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of Terra, Inc.

“Class B Member” means a holder of Class B Units as relates to the ownership of such Units, executing this Agreement as a Class B Member or hereafter admitted to the Company as a Class B Member as provided in this Agreement, but does not include any Person who has ceased to be a Member.

“Class B Exchange Agreement” means the Class B Exchange Agreement, dated on or about the date hereof among the Managing Member, the Company and the Persons from time to time party thereto, as it may be amended or supplemented from time to time.

“Class B Unit” means a Unit representing a fractional part of the equity interest in the Company having the rights and obligations specified with respect to the Class B Units in this Agreement.

“Class B1 Common Stock” means the Class B1 common stock, par value $0.01 per share, of Terra, Inc.

“Class B1 Member” means a holder of Class B1 Units as relates to the ownership of such Units, executing this Agreement as a Class B1 Member or hereafter admitted to the Company as a Class B1 Member as provided in this Agreement, but does not include any Person who has ceased to be a Member.

“Class B1 Exchange Agreement” means the Class B1 Exchange Agreement, dated on or about the date hereof among the Managing Member, the Company and the Persons from time to time party thereto, as it may be amended or supplemented from time to time.

“Class B1 Unit” means a Unit representing a fractional part of the equity interest in the Company having the rights and obligations specified with respect to the Class B1 Units in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Group” means collectively the Company and its Subsidiaries.

“Company Group Member” means a member of the Company Group.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(d).

“Completed CAFD Contribution Amount” means the As Delivered CAFD with respect to the Contributed Construction Projects and any Substitute Projects contributed by SunEdison to the Company.

“Contributed Construction Projects” means, collectively, the 15.5 megawatt solar power project known as Lindsay located in Canada (“Lindsay”), the 18.7 megawatt solar power project known as Marsh Hill located in Canada (“Marsh Hill”), the 81.9 megawatt solar power project known as Regulus located in the USA (“Regulus”), the 26.0 megawatt solar power project known as the North Carolina Portfolio located in the USA (the “North Carolina Portfolio”), the 16.1 megawatt solar power project known as Crucis Farm located in the U.K. (“Crucis Farm”), a 37.9 megawatt portion of the portfolio of solar power projects known as the DG 2014 located in the United States (“U.S. Projects 2014”) and a 4.2 megawatt portion of the portfolio of solar power projects known as California Public Institutions (“California Public Institutions”) located in the United States and each of which is under construction as of the date of this Agreement.

“Control” (including the correlative terms “Controlled by” and “Controlling”) means, when used with reference to any Person, the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Controlled Affiliate” of any Person means any other Person controlled by such Person. As used in this definition, “controlled by” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Contributed Property” means any property contributed to the Company by a Member.

“Credit Agreement” means the credit facility y and among SunEdison, as borrower, and Wells Fargo Bank, National Association, as administrative agent, Goldman Sachs Bank USA and Deutsche Bank Securities Inc., as joint lead arrangers and joint syndication agents, Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and Macquarie Capital (USA) Inc., as joint bookrunners, and the lenders identified in the credit agreement.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement, commercial paper facilities, note purchase agreements, security agreements, mortgages, debentures and indentures) or other forms of indebtedness, in each case, with banks, other institutional lenders or trustees or any other Persons, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, notes or other borrowings in each case, as amended, restated, modified, renewed, refunded, restructured, increased, supplemented, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (whether upon or after termination or otherwise).

“Disqualified Person” means (a) any federal, state or local government (including any political subdivision, agency or instrumentality thereof), (b) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code, (c) any entity referred to in Section 54(j)(4) of the Code, (d) any Person described in Section 50(d)(1) of the Code, (e) any Person who is not a “United States Person” as defined in Section 7701(a)(30) of the Code (other than a foreign partnership or foreign passthrough entity), unless (with respect to the Company or any Subsidiary of the Company) such Person is a foreign person or entity that is subject to U.S. federal income tax on more than fifty percent (50%) of the gross income for the taxable year derived by such Person from the Company or such Subsidiary and thus qualifies for the exception of section 168(h)(2)(B) of the Code, or (f) any partnership or other “pass-through entity” (within the meaning of Section 1603(g)(4) of the American Recovery and Reinvestment Tax Act of 2009, as amended, including a single-member disregarded entity and a foreign partnership or foreign pass-through entity, but excluding a “real estate investment trust” as defined in section 856(a) of the Code and a cooperative organization described in section 1381(a) of the Code, neither of which shall constitute a pass-through entity for purposes of this clause (f)) any direct or indirect partner (or other holder of an equity or profits interest) of which is described in clauses (a) through (e) above unless such person owns such direct or indirect interest in the partnership or pass-through entity through a “taxable C corporation”, as that term is used in the Section 1603 Program Guidance; provided, that if and to the extent the definition of “disqualified person” under Section 1603(g) of the American Recovery and Reinvestment Tax Act of 2009, as amended, is amended after the date hereof, the definition of “Disqualified Person” hereunder shall be interpreted to conform to such amendment and any guidance issued by the U.S. Treasury Department with respect thereto.

“Distribution Forbearance Period” means the period beginning on the IPO Closing Date and ending on the later of (a) March 31, 2015 or (b) the date that the Completed CAFD Contribution Amount exceeds the CAFD Forbearance Threshold.

“Economic Risk of Loss” has the meaning set forth in Section 5.1(b)(vi).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Equity Securities” means, as applicable, (i) any capital stock, limited liability company or membership interests, partnership interests, or other equity interest, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, limited liability company or membership interests, partnership interests, or other equity interest or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, limited liability company or membership interests, partnership interest, other equity interest or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, limited liability company or membership interests, partnership interest, other equity interests or securities containing any profit participation features, (iv) any equity appreciation rights, phantom equity rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination, recapitalization, merger, consolidation or other reorganization.

“Estimated Incremental Quarterly Tax Amount” has the meaning set forth in Section 4.6.

“Exchange” means the exchange of Class B Units (and corresponding shares of Class B Common Stock) or Class B1 Units (and corresponding shares of Class B1 Common Stock) for Class A Common Stock pursuant to this Agreement and any Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as in effect from time to time.

“Exchange Agreement” means, as applicable, the Class B Exchange Agreement and/or the Class B1 Exchange Agreement.

“Exchange Election” has the meaning set forth in Section 3.2(c).

“Exchange Shares” has the meaning set forth in Section 3.2(c)(iv).

“Exchanging Member” means a Member Transferring Class B Units (and corresponding shares of Class B Common Stock) or Class B1 Units (and corresponding shares of Class B1 Common Stock) as contemplated in Section 3.2(c).

“Existing Units” has the meaning set forth in the preamble of this Agreement.

“Fair Market Value” means, with respect to any assets or securities, the fair market value for such assets or securities as determined in good faith by the Managing Member in its sole discretion.

“First Target Distribution” means 150% of the Minimum Quarterly Distribution, subject to adjustment in accordance with Sections 3.8, Section 4.5 and Section 4.6.

“Fiscal Year” means the fiscal year of the Company which shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied and maintained throughout the applicable periods.

“Greenshoe Shares” has the meaning set forth in Section 3.2(b)(ii).

“HSR Act” has the meaning set forth in Section 7.2.

“IDR” means a non-voting Membership Interest that will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to IDR (and no other rights otherwise available to or other obligations of a holder of a Membership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an IDR shall not be entitled to vote such IDR on any matter except as may otherwise be required by law.

“IDR Reset Class B1 Common Stock” has the meaning set forth in Section 3.8(a).

“IDR Reset Class B1 Securities” has the meaning set forth in Section 3.8(a).

“IDR Reset Class B1 Units” has the meaning set forth in Section 3.8(a).

“IDR Reset Election” has the meaning set forth in Section 3.8(a).

“Income” means individual items of Company income and gain determined in accordance with the definitions of Net Income and Net Loss.

“Incremental Income Taxes” has the meaning set forth in Section 4.6.

“Indemnitees” means (a) any Person who is or was a member, partner, shareholder, director, officer, fiduciary or trustee of the Company or any Affiliate of the Company, (b) any Person who is or was serving at the request of the Managing Member as an officer, director, member, partner, fiduciary or trustee of another Person, in each case, acting in such capacity (provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services) and (c) any Person the Managing Member designates as an “Indemnitee” for purposes of this Agreement.

“Independent Conflicts Committee” means a committee of the board of directors of Terra, Inc. consisting entirely of independent directors.

“Interest Payment Agreement” means the Interest Payment Agreement dated as of the date hereof by and between SunEdison, SunEdison Holdings, the Company and TerraForm Power Operating, LLC.

“IPO” means the initial public offering and sale of Class A Common Stock (as contemplated by Terra, Inc.’s Registration Statement on Form S-1 (Registration No. 333-189148).

“IPO Closing Date” means the closing date of the sale of shares of Class A Common Stock in the IPO.

“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of Net Income and Net Loss.

“Managing Member” means, initially, Terra, Inc. and any assignee to which the managing member of the Company Transfers all Units held by such managing member of the Company that is admitted to the Company as the managing member of the Company, in its capacity as the managing member of the Company.

“Management Services Agreement” means the Management Services Agreement dated as of the date hereof by and between SunEdison, SunEdison Holdings, Terra, Inc., the Company and TerraForm Power Operating, LLC.

“Member” means each Person listed on the Schedule of Members on the date hereof (including the Managing Member) and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. Any reference in this Agreement to any Member shall include such Member’s Successors in Interest to the extent such Successors in Interest have become Substituted Members in accordance with the provisions of this Agreement.

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deduction” has the meaning set forth for the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).

“Membership Interests” means, collectively, the limited liability company interests of the Members in the Company as represented by Units and IDRs.

“Membership Interest Certificate” has the meaning set forth in Section 3.7.

“Minimum Quarterly Distribution” means $0.2257 per Unit per Quarter (or with respect to the Quarter that includes the IPO Closing Date, it means the product of such amount multiplied by a fraction, the numerator of which is the number of days in such Quarter after the IPO Closing Date and the denominator of which is the total number of days in such Quarter)), subject to adjustment in accordance with Sections 3.8, Section 4.5 and Section 4.6.

“National Securities Exchange” means an exchange registered under Section 6(a) of the Exchange Act and any successor to such statute.

“Net Income” means, for any taxable year, the excess, if any, of the Company’s items of income and gain for such taxable year over the Company’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 3.3(b) and shall not include any items specially allocated under Section 5.1(b).

“Net Loss” means, for any taxable year, the excess, if any, of the Company’s items of loss and deduction for such taxable year over the Company’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 3.3 and shall not include any items specially allocated under Section 5.1(b).

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Offer Notice” has the meaning set forth in Section 3.9(b).

“Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 6.2, subject to any resolution of the Managing Member appointing such Person as an officer of the Company or relating to such appointment.

“Percentage Interest” means, with respect to any Member as of any date of determination, the product obtained by multiplying 100% by the quotient obtained by dividing the number of Units held by such Member by the total number of all outstanding Units.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity, including any governmental entity.

“Prior Agreement” has the meaning set forth in the recitals hereof.

“Proceeding” has the meaning set forth in Section 6.4(a).

“Project Support Agreement” means the Project Support Agreement dated as of the date hereof by and between SunEdison and the Company.

“Quarter” means, unless the context requires otherwise, a fiscal Quarter of the Company, or, with respect to the fiscal quarter of the Company that includes the IPO Closing Date, the portion of such fiscal quarter after the IPO Closing Date.

“Required Allocations” has the meaning set forth in Section 5.1(b)(ix)(A).

“Reset MQD” has the meaning set forth in Section 3.8(e).

“Reset Notice” has the meaning set forth in Section 3.8(b).

“ROFR Election Period” has the meaning set forth in Section 3.9(b).

“Schedule of Members” has the meaning set forth in Section 3.1(b).

“Second Target Distribution” means 175% of the Minimum Quarterly Distribution, subject to adjustment in accordance with Sections 3.8, Section 4.5 and Section 4.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder as in effect from time to time.

“Subordination Period” means the period beginning on the IPO Closing Date and extending until the date of the first to occur of the following dates:

(a) the first Business Day upon which each of the following tests has been met, which will be a minimum three-year period ending no earlier than the beginning of the period for which a distribution is paid for the third Quarter of 2017: (1) distributions of CAFD on each of the outstanding Class A Units, Class B Units and Class B1 Units equaled or exceeded the annualized Minimum Quarterly Distribution for each of three non-overlapping four Quarter periods immediately preceding that date; (2) the CAFD generated during each of three non-overlapping four-Quarter periods immediately preceding that date equaled or exceeded the sum of the annualized Minimum Quarterly Distribution on all of the outstanding Class A, Class B and Class B1 Units during those periods on a fully diluted basis; and (3) there are no arrearages in payment of the Minimum Quarterly Distribution on the Class A Units or Class B1 Units; or

(b) the first Business Day upon which each of the following tests has been met: (1) distributions of CAFD on each of the outstanding Class A Units, Class B Units and Class B1 Units equaled or exceeded 200% of the annualized Minimum Quarterly Distribution for the four-Quarter period immediately preceding that date; (2) the CAFD generated during the four-Quarter period immediately preceding that date equaled or exceeded the sum of (A) 200% of the annualized Minimum Quarterly Distribution on all of the outstanding Class A Units, Class B Units and Class B1 Units and (B) the corresponding distributions on the IDRs during such four Quarter period; and (3) there are no arrearages in payment of the Minimum Quarterly Distributions on the Class A Units and Class B1 Units.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof that is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control the management of any such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substitute Project” means a solar power project that is not an Identified Call Right Asset (as defined in the Project Support Agreement) or an Unidentified Call Right Project (as defined in the Project Support Agreement), that SunEdison, subsequent to determining one or more of the Construction Projects is not reasonably expected to achieve a commercial operation date, contributes to the Company as a capital contribution without receiving any additional economic interest in the Company.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 7.5 with all the rights of a Member and who is shown as a Member on the Schedule of Members.

“Successor in Interest” means any (i) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (ii) assignee for the benefit of the creditors of, or (iii) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of.

“SunEdison” means SunEdison, Inc. a Delaware corporation.

“Target Distributions” means each of the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Tax Matters Member” has the meaning set forth in Section 8.4(d).

“Terra, Inc.” has the meaning set forth in the preamble of this Agreement.

“Terra, Inc. Charter” means that certain amended and restated certificate of incorporation of Terra, Inc. as filed with the Secretary of State of the State of Delaware on                     , 2014 and as further amended from time to time in accordance with its terms.

“Terra, LLC Unitholders” has the meaning set forth in Section 3.2(b).

“Third Target Distribution” means 200% of the Minimum Quarterly Distribution, subject to adjustment in accordance with Sections 3.8, Section 4.5 and Section 4.6.

“Transfer” means sell, assign, convey, contribute, distribute, give, or otherwise transfer, whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, or any act of the foregoing, including any Transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage. The terms “Transferee,” “Transferor,” “Transferred,” “Transferring Member,” “Transferor Member,” “Transferring Holder” and other forms of the word “Transfer” shall have the correlative meanings.

“Transferring Holder” has the meaning set forth in Section 3.9(b).

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units, the Class B Units , the Class B1 Units and any other series of limited liability company interests in the Company denominated as “Units” that is established in accordance with this Agreement, which shall constitute limited liability company interests in the Company as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date (as determined under Section 3.3(c)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.3(c) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.3(c) as of such date) over (b) the Fair Market Value of such property as of such date (as determined under Section 3.3(c)).

Section 1.2 Other Definitions. Other terms defined herein have the meanings so given them.

Section 1.3 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, all references to “including” shall be construed as meaning “including without limitation” and all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part for all purposes.

ARTICLE II

ORGANIZATIONAL AND OTHER MATTERS

Section 2.1 Formation. The Company was formed as a Delaware limited liability company on February 14, 2014 under the Act by executing the Limited Liability Agreement of TerraForm Power, LLC, which was amended and restated on March 24, 2014. The Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. This Agreement is the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act. To the extent that this Agreement is inconsistent in any respect with the Act, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2 Name. The name of the Company is “TerraForm Power, LLC” and the business of the Company shall be conducted under that name, or under any other name adopted by the Managing Member in accordance with the Act. Subject to the Act, the Managing Member may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Members.

Section 2.3 Limited Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and a Member shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member.

Section 2.4 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company in the State of Delaware shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law. The registered office of the Company in the United States shall be at the place specified in the Certificate, or such other place(s) as the Managing Member may designate from time to time. The Company may have such other offices as the Managing Member may determine appropriate.

Section 2.5 Purpose; Powers. The Company may carry on any lawful business, purpose or activity permitted by the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Subject to the provisions of this Agreement and except as prohibited by the Act, (i) the Company may, with the approval of the Managing Member, enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member and (ii) the Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

Section 2.6 Existing and Good Standing; Foreign Qualification. The Managing Member may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member may file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective capital contributions. Each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.7 Term. The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware, and shall continue in existence until it is liquidated or dissolved in accordance with this Agreement and the Act.

Section 2.8 No State Law Partnership.

(a) The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer by virtue of this Agreement, for any purposes other than as is set forth in the following sentence of this Section 2.8(a), and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, as of the date Terra, Inc. first becomes a Member, and each Member, Assignee and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action inconsistent with such treatment.

(b) So long as the Company is treated as a partnership for federal income tax purposes, to ensure that Units are not traded on an established securities market within the meaning of Treasury Regulations Section 1.7704-1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Regulations Section 1.7704-1(c), notwithstanding anything to the contrary contained herein, (i) the Company shall not participate in the establishment of any such market or the inclusion of its Units thereon, and (ii) the Company shall not recognize any Transfer made on any such market by: (A) redeeming the Transferor Member (in the case of a redemption or repurchase by the Company); or (B) admitting the Transferee as a Member or otherwise recognizing any rights of the Transferee, such as a right of the Transferee to receive Company distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Company.

Section 2.9 Admission. Terra, Inc. is hereby designated as the Managing Member of the Company upon its execution of a counterpart signature page to this Agreement and each Member of the Company immediately prior to the effectiveness of this Agreement (including SunEdison Holdings) shall continue as a Member hereunder.

ARTICLE III

MEMBERS; CAPITALIZATION

Section 3.1 Members; Units.

(a) Limited Liability Company Interests. Interests in the Company shall be represented by Units, or such other Equity Securities in the Company, or such other Company securities, in each case as the Managing Member may establish in its sole discretion in accordance with the terms hereof. As of the Effective Date, the Units are comprised of three Classes: “Class A Units,” “Class B Units” and “Class B1 Units.”

(b) Schedule of Units; Schedule of Members. The Company shall maintain a schedule setting forth (i) the name and address of each Member, (ii) the number of Units (by Class) and/or percentage of IDRs owned of record by such Member, (iii) the aggregate number of outstanding Units by Class (including rights, options or warrants convertible into or exchangeable or exercisable for Units), and (iv) the aggregate amount of cash Capital Contributions that have been made by each of the Members and the Fair Market Value of any property other than cash contributed by each of the Members with respect to such Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”). The Schedule of Members shall be the definitive record of ownership of each Unit or other Equity Security in the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units or other Equity Securities in the Company for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units or other Equity Securities in the Company on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

(c) Reclassification of Existing Units. The Existing Units shall automatically be reclassified into an equivalent number of Class B Units on the Effective Date.

(d) Class A Units. Class A Units shall only be issuable to Terra, Inc. The Schedule of Members sets forth the identity of all Class A Members and the number of Class A Units held by each Class A Member. The Class A Units shall rank pari passu with, and have all the same rights (including the rights to share in Net Income and Net Loss or items thereof and distributions made in accordance with Article IV and Section 7.2(c)) and be subject to all of the same obligations, as the Class B Units.

(e) Class B Units. The Schedule of Members sets forth the identity of all Class B Members and the number of Class B Units held by each Class B Member. Unless the Company otherwise consents, Class B Units shall only be issuable to SunEdison and Controlled Affiliates of SunEdison from and after the Effective Date. Upon the Exchange contemplated in any Exchange Election, the Class B Units covered by such Exchange Election shall be exchanged for Exchange Shares pursuant to the Class B Exchange Agreement and this Agreement and, in connection with such Exchange, reclassified as Class A Units. The Class B Units shall rank pari passu with, and have all the same rights (including the rights to share in Net Income and Net Loss or items thereof and distributions made in accordance with Article IV) and be subject to all of the same obligations, as the Class A Units. In no event may Class B Units be Transferred unless the Transferor also Transfers to the same Transferee an equal number of shares of Class B Common Stock.

(f) Class B1 Units. The Schedule of Members sets forth the identity of all Class B1 Members and the number of Class B1 Units held by each Class B1 Members. Upon the Exchange contemplated in any Exchange Election, the Class B1 Units covered by such Exchange Election shall be exchanged for Exchange Shares pursuant to the Class B1 Exchange Agreement and this Agreement and, in connection with such Exchange, reclassified as Class A Units. The Class B1 Units shall rank pari passu with, and have all the same rights (including the rights to share in Net Income and Net Loss or items thereof and distributions made in accordance with Article IV) and be subject to all of the same obligations, as the Class A Units. In no event may Class B1 Units be Transferred unless the Transferor also Transfers to the same Transferee an equal number of shares of Class B1 Common Stock.

(g) Disqualified Persons. Each Class B1 Member hereby represents, warrants and acknowledges to the Company that such Class B1 Member is not a Disqualified Person. Each Class B1 Member hereby agrees that (a) such Class B1 Member shall not become a Disqualified Person and (b) such Class B1 Member shall deliver to the Company, on the last day of each calendar quarter, a Section 1603 Certification in the form set forth in Exhibit B.

Section 3.2 Class A Common Stock Sale; Exchanges; Authorization and Issuance of Additional Units.

(a) General.

(i) A Class B Member may not Transfer, directly or indirectly, all or any portion of its Class B Units except in connection with (i) a Class A Common Stock Sale, (ii) a Transfer (subject to the provisions of Section 7.3 and Section 7.4) of such Units in accordance with the procedures set forth in Section 3.2(c) or (iii) unless the Managing Member determines in good faith that a proposed Transfer would violate Section 7.4(c) a Transfer of Class B Units held by such Class B Member to one or more Controlled Affiliates; provided, however, that SunEdison and its Controlled Affiliates may pledge its Class B or B1 Units in accordance with Section 7.3 of this Agreement. No Transfer of any Class B Units by a Class B Member to a Controlled Affiliate shall effect a release of the Transferring Class B Member’s obligations under this Agreement to the Class A Members, and as a condition to such Transfer, each such Controlled Affiliate shall expressly assume in writing all of the obligations of the Transferring Class B Member, whether arising prior to, on or after the date of Transfer, to the Class A Members.

(ii) Without the Company’s written consent which may be subject to any conditions the Company, in its sole discretion, deems appropriate, a Class B1 Member may not Transfer, directly or indirectly, all or any portion of its Class B1 Units except (subject to the provisions of Section 7.3 and Section 7.4) in connection with a Transfer of such Class B1 Units in accordance with the procedures set forth in Section 3.2(c).

(b) Class A Common Stock Sale.

(i) In connection with any Class A Common Stock Sale, either (A) the Managing Member shall cause the Company to use the related net cash proceeds from such sale (upon the receipt thereof from Terra, Inc.) to issue Class A Units to Terra, Inc., in an amount equal to the number of shares of Class A Common Stock related to such Class A Common Stock Sale or (B) Terra, Inc., subject to the the agreement of the applicable Member, shall purchase Class B Units or Class B1 Units directly from a Member (in which case a corresponding number of shares Class B Common Stock or Class B1 Common Stock, as applicable, held by such Member would be surrendered by such Member to Terra, Inc.), and such Class B Units or Class B1 Units purchased by Terra, Inc. would then immediately convert to Class A Units upon the consummation of such purchase and delivered to Terra, Inc. Upon the receipt of the shares of Class B Common Stock or Class B1 Common Stock, as applicable, specified in this Section 3.2(b)(i), Terra, Inc. shall cause such shares to be cancelled. The determination of how to apply the net cash proceeds received by the Company from any Class A Common Stock Sale shall be made in the Managing Member’s sole discretion. For the avoidance of doubt, the provisions of this Section 3.2(b)(i) do not provide the Company or Terra, Inc. the right to purchase Class B Units or Class B1 Units from a Member or require a Member to sell Class B Units or Class B1 Units to either the Company or the Terra, Inc. without such Member, in their sole discretion, agreeing to the terms of any such purchase and sale.

(ii) Notwithstanding the last sentence of Section 3.1(b)(i) of this Agreement, the Company, Terra, Inc. and SunEdison agree that in connection with the IPO, to the extent the underwriters exercise all or a portion of their option to purchase up to 3,009,750 additional shares of Class A Common Stock (the “Greenshoe Shares”), SunEdison agrees to sell to Terra, Inc. and Terra, Inc. agrees to purchase, in exchange for net proceeds received from the underwriters with respect to such shares, in the manner set forth in Section 3.2(b)(i), a number of Class B Units (and a corresponding number of shares of Class B Common Stock ) equal to the number of Greenshoe Shares purchased by the underwriters.

(iii) The Company, the Class A Member and the participating Members shall bear their own expenses in connection with the consummation of any Class A Common Stock Sale, except that the Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Class A Common Stock Sale.

(c) Exchanges. Subject to the provisions of Section 7.4, each Class B Unit and each Class B1 Unit together with a corresponding number of shares of Class B Common Stock or Class B1 Common Stock, as applicable, will be exchangeable for a share of Class A Common Stock, subject to equitable adjustments for stock splits, stock dividends and reclassifications in accordance with the terms of the applicable Exchange Agreement. An Exchanging Class B Member or Exchanging Class B1 Member shall deliver to the Managing Member the written election of exchange (an “Exchange Election”) as contemplated by Section 2.1(b) of the applicable Exchange Agreement. In connection with any Exchange, the Exchanging Member shall surrender Class B Units or Class B1 Units and a corresponding number of shares of Class B Common stock or Class B1 Common Stock and:

(i) the Company will cancel the surrendered Class B Units or Class B1 Units;

(ii) the Company will issue a corresponding number of additional Class A Units to Terra, Inc.;

(iii) Terra, Inc. will cancel a corresponding number of shares of Class B Common Stock or Class B1 Common Stock; and

(iv) Terra, Inc. will issue a corresponding number of shares of Class A Common Stock to the Exchanging Member (the “Exchange Shares”).

(d) Authorization and Issuance of Additional Units.

(i) Subject to the limitations on issuing additional Units set forth in this Agreement (including Section 7.4), the requirements set forth in the Exchange Agreements and any applicable listing exchange requirements, the Managing Member may issue additional Classes of Units, other Equity

Securities in the Company or other Company securities from time to time with such rights, obligations, powers, designations, preferences and other terms, which may be different from, including senior to, any then existing or future Classes of Units, other Equity Securities in the Company or other Company securities, as the Managing Member shall determine from time to time, in its sole discretion, without the vote or consent of any other Member or any other Person, including (i) the right of such Units, other Equity Securities in the Company or other Company securities to share in Net Income and Net Loss or items thereof, (ii) the right of such Units, other Equity Securities in the Company or other Company securities to share in Company distributions, (iii) the rights of such Units, other Equity Securities or other Company securities upon dissolution and liquidation of the Company, (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units, other Equity Securities in the Company or other Company securities (including sinking fund provisions), (v) whether such Units, other Equity Securities in the Company or other Company securities are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange, (vi) the terms and conditions upon which such Units, other Equity Securities in the Company or other Company securities will be issued, evidenced by certificates or assigned or transferred, (vii) the terms and conditions of the issuance of such Units, other Equity Securities in the Company or other Company securities (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue Units, other Equity Securities in the Company or other Company securities for less than Fair Market Value), and (viii) the right, if any, of the holder of such Units, other Equity Securities in the Company or other Company securities to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units, other Equity Securities in the Company or other Company securities. The Managing Member, without the vote or consent of any other Member or any other Person but subject to Sections 3.1(d) and 3.1(e) and any applicable listing exchange requirements, is authorized (i) to issue any Units, other Equity Securities in the Company or other Company securities of any such newly established Class, and (ii) to amend this Agreement to reflect the creation of any such new series, the issuance of Units, other Equity Securities in the Company or other Company securities of such series, and the admission of any Person as a Member which has received Units or other Equity Securities of any such Class, in accordance with this Section 3.2, Section 7.3 and Section 9.4. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units, the Class B Units and any other series of Units that may be established in accordance with this Agreement.

(ii) If Terra, Inc. issues another class or series of equity securities (other than Class A Common Stock, Class B Common Stock or Class B1 Common Stock), the Company shall authorize and issue in accordance with Section 3.2(d)(i) of this Agreement, and Terra, Inc. will use the net proceeds therefrom to purchase, an equal number of membership interests with designations, preferences and other rights and terms that are substantially the same as those of Terra, Inc.’s newly-issued equity securities.

(iii) If Terra, Inc. issues shares of Class A Common Stock (other than in a Class A Common Stock Sale), the Company shall authorize and issue, and Terra, Inc. will use the net proceeds therefrom to purchase, an equal number of Class A Units. In the event Terra, Inc. issues shares of Class A common stock that are subject to forfeiture or cancellation (e.g. restricted stock), the corresponding Class A unit will be issued subject to similar forfeiture or cancellation provisions.

(iv) If Terra, Inc. issues shares of Class B Common Stock, the Company shall authorize and issue to the purchaser of such shares of Class B Common Stock an equal number of Class B Units, and Terra, Inc. will transfer the net proceeds therefrom to the Company.

(v) If Terra, Inc. issues shares of Class B1 Common Stock, the Company shall authorize and issue to the purchaser of such shares of Class B1 Common Stock an equal number of Class B1 Units, and Terra, Inc. will transfer the net proceeds therefrom to the Company.

(vi) In the event Terra, Inc. elects to redeem any shares of its Class A Common Stock or any other class or series of its equity securities except shares of its Class B Common Stock or Class B1 Common Stock for cash, the Company will, immediately prior to such redemption, redeem an equal number of Class A Units or any other Units of the corresponding classes or series, upon the same terms and for the same price as the shares of Class A Common Stock or other equity securities of Terra, Inc. so redeemed.

(e) In no event will any unit distribution, unit splits, reverse unit splits, combinations of units, reclassifications or recapitalizations be declared or made on any Class A Units, Class B Units or Class B1 Units, as the case may be, unless contemporaneously therewith, the Class A Units, Class B Units or Class B1 Units, at the time outstanding, are treated in the same proportion and the same manner.

(f) Automatic Conversion. If, for any reason, a Class B1 Member becomes a Disqualified Person, each Class B1 Unit held by such Class B1 Member (together with each corresponding share of Class B1 Common Stock held by such Class B1 Member) shall be automatically converted into a share of Class A Common Stock (subject to equitable adjustments for stock splits, stock dividends and reclassifications in accordance with the terms of the Class B1 Exchange Agreement) without any action on the part of such Class B1 Member, immediately upon the event or circumstance that results in such Class B1 Member becoming a Disqualified Person (each such conversion, an “Automatic Conversion”). Upon an Automatic Conversion, the Class B1 Member whose Class B1 Units and corresponding shares of Class B1 Common Stock are converted shall have no further rights as a Member under this Agreement, including any rights to receive distributions from the Company pursuant to this Agreement (including pursuant to Article IV). Each Class B1 Member agrees that, if such Class B1 Member becomes a Disqualified Person, (i) any distributions received by such Class B1 Member on or after the date of an Automatic Conversion shall be repaid to the Company within 3 Business Days of the Company’s request, (ii) such Class B1 Member shall not be entitled to receive any dividends from Terra, Inc. until such Class B1 Member surrenders and delivers the applicable Class B1 Units to the Company (and delivers the applicable corresponding shares of Class B1 Common Stock to Terra, Inc.) and (iii) such Class B1 Member will not be entitled to either a distribution in respect of the Class B1 Units held by such Class B1 Member or a dividend on shares of Class A Common Stock into which such Class B1 Units (together with each corresponding share of Class B1 Common Stock held by such Class B1 Member) are converted for the Quarter in which the Automatic Conversion took place, and such Class B1 Member will repay to the Company the amount of any distribution received in respect of Class B1 Units held by such Class B1 Member during a Quarter for which such Class B1 Member also received a dividend on shares of Class A Common Stock into which such Class B1 Units (together with corresponding shares of Class B1 Common Stock) had been converted pursuant to an Automatic Conversion. Effective immediately upon an Automatic Conversion, without any action on the part of the Company, the Managing Member or any other Member, the Class B1 Units and shares of Class B1 common stock held by a Class B1 Member who becomes a Disqualified Person shall represent only the right to receive shares of Class A Common Stock in accordance with the terms of this Section 3.2(f) and such Class B1 Member will forfeit its limited liability company interest in the Company, including any economic interest such Class B1 Member may have in the Company. An Automatic Conversion pursuant to this Section 3.2(f) shall constitute an Exchange under this Agreement.

(g) Lender Foreclosure. Upon in the event that the lenders identified in the Credit Facilities exercise their right to foreclose on securities pledged pursuant to Section 7.3 of this Agreement, to the extent such securities constitute Class B Units or Class B1 Units, such Class B Units or Class B1 Units (together with a corresponding number of shares of Class B Common Stock or Class B1 Common Stock) shall be automatically converted into shares of Class A Common Stock (subject to equitable adjustments for stock splits, stock dividends and reclassifications in accordance with the terms of the Class B or B1 Exchange Agreement, as applicable) without any action on the part of SunEdison, its Controlled Affiliates, the lenders, the Company, the Managing Member or any other Member, immediately upon the foreclosure.

Section 3.3 Capital Account.

(a) The Managing Member shall maintain for each Member owning Units a separate Capital Account with respect to such Units in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Units pursuant to this Agreement and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 3.3(b) and allocated with respect to such Units pursuant to Section 5.1, and decreased by (x) the amount of cash or Fair Market Value of all actual and deemed distributions of cash or property made with respect to such Units pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 3.3(b) and allocated with respect to such Units pursuant to Section 5.1. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts or any adjustments thereto (including, without limitation, adjustments relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Treasury Regulations, the Managing Member, without the consent of any other Person, may make such modification, notwithstanding the terms of this Agreement; provided that it is not likely to have a material effect on the amounts distributed or distributable to any Person pursuant to Article VII hereof upon the dissolution of the Company. The Managing Member, without the consent of any other Person, also shall (i) make any adjustments, notwithstanding the terms of this Agreement, that are necessary or appropriate to maintain equality among the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications, notwithstanding the terms of this Agreement, in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to Article V and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose); provided, that:

(i) Solely for purposes of this Section 3.3, the Company shall be treated as owning directly its proportionate share (as determined by the Managing Member) of all property owned by any partnership, limited liability company, unincorporated business or other entity or arrangement that is classified as a partnership or disregarded entity for federal income tax purposes, of which the Company is, directly or indirectly, a partner (in the case of a partnership) or owner (in the case of a disregarded entity).

(ii) Except as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iii) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(iv) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3) as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 3.3(c) to the Carrying Value of any Adjusted Property that is subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined in the manner described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(g)(3) and 1.704-3(a)(6)(i) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the Managing Member may adopt.

(c) If a Member Transfers an interest in the Company to a new or existing Member, the Transferee Member shall succeed to that portion of the Transferor’s Capital Account that is attributable to the Transferred interest. Any reference in this Agreement to a Capital Contribution of, or Distribution to, a Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the interest of such former Member Transferred to such successor Member. In addition, the following shall apply:

(i) In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 5.1 in the same manner as a corresponding item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and Fair Market Value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Units shall be determined by the Managing Member using such method of valuation as it may adopt; provided, however, that the Managing Member, in arriving at such valuation, must take fully into account the Fair Market Value of the Units of all Members at such time. The Managing Member shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a Fair Market Value for individual properties.

(ii) In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Unit), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its Fair Market Value, and had been allocated to the Members, at such time, pursuant to Section 5.1 in the same manner as a corresponding item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and Fair Market Value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Article VII or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 3.3(c) or (B) in the case of a liquidating distribution pursuant to Article VII, be determined and allocated by the Person winding up the Company pursuant to Section 7.2(c) using such method of valuation as it may adopt.

(iii) The Managing Member may make the adjustments described in this Section 3.4(d) in the manner set forth herein if the Managing Member determines that such adjustments are necessary or useful to effectuate the intended economic arrangement among the Members, including Members who received Units in connection with the performance of services to or for the benefit of the Company.

(d) Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Managing Member shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the Managing Member may make such modification, notwithstanding any other provision hereof, without the consent of any other Person.

Section 3.4 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any distribution from the Company, except as expressly provided herein.

Section 3.5 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall loan funds to the Company, then the making of such loans shall not result in any increase in the Capital Account balance of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.6 No Right of Partition. To the fullest extent permitted by law, no Member shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its Subsidiaries or the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to distributions of specific assets of the Company or any of its Subsidiaries.

Section 3.7 Non-Certification of Units; Legend; Units are Securities.

(a) Units shall be issued in non-certificated form; provided that the Managing Member may cause the Company to issue certificates to a Member representing the Units held by such Member.

(b) If the Managing Member determines that the Company shall issue certificates representing Units to any Member, the following provisions of this Section 3.7 shall apply:

(i) The Company shall issue one or more certificates in the name of such Person in such form as it may approve, subject to Section 3.7(b)(ii) (a “Membership Interest Certificate”), which shall evidence the ownership of the Units represented thereby. Each such Membership Interest Certificate shall be denominated in terms of the number of Units evidenced by such Membership Interest Certificate and shall be signed by the Managing Member or an Officer on behalf of the Company.

(ii) Each Membership Interest Certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES A CLASS              UNIT REPRESENTING AN INTEREST IN TERRAFORM POWER, LLC AND SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF, AND SHALL BE GOVERNED BY, (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 8-102(A)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE, AND (II) THE CORRESPONDING PROVISIONS OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995.

THE LIMITED LIABILITY COMPANY INTERESTS IN TERRAFORM POWER, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

THE INTERESTS IN TERRAFORM POWER, LLC REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TERRAFORM POWER, LLC, DATED AS OF                     , 2014, BY AND AMONG EACH OF THE MEMBERS FROM TIME TO TIME PARTY THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

(iii) Each Unit shall constitute a “security” within the meaning of, and shall be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

(iv) The Company shall issue a new Membership Interest Certificate in place of any Membership Interest Certificate previously issued if the holder of the Units represented by such Membership Interest Certificate, as reflected on the books and records of the Company:

(A) makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Membership Interest Certificate has been lost, stolen or destroyed;

(B) requests the issuance of a new Membership Interest Certificate before the Company has notice that such previously issued Membership Interest Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(C) if requested by the Company, delivers to the Company such security, in form and substance satisfactory to the Company, as the Managing Member may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Membership Interest Certificate; and

(D) satisfies any other reasonable requirements imposed by the Company.

(v) Upon a Member’s Transfer in accordance with the provisions of this Agreement of any or all Units represented by a Membership Interest Certificate, the Transferee of such Units shall deliver such Membership Interest Certificate, duly endorsed for Transfer by the Transferee, to the Company for cancellation, and the Company shall thereupon issue a new Membership Interest Certificate to such Transferee for the number of Units being Transferred and, if applicable, cause to be issued to such Transferring Member a new Membership Interest Certificate for the number of Units that were represented by the canceled Membership Interest Certificate and that are not being Transferred.

Section 3.8 Reset of Incentive Distribution Rights; Issuance of Class B1 Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 3.8, the holder of the IDRs (or, if there is more than one holder of the IDRs, the holders of a majority in interest of the IDRs) shall have the right, exercisable at its option at any time the Company has made distributions in excess of the Third Target Distribution Level for each of the four most recently completed Quarters, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 3.8(e) and, in connection therewith, the holder or holders of the IDRs will become entitled to receive their respective proportionate share of a number of Class B1 Units (the “IDR Reset Class B1 Units”) derived by dividing (i) the average aggregate amount of cash distributions made by the Company for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 3.8(b)) in respect of the IDRs by (ii) the average of the aggregated amount of the cash distributions made by the Company in respect of each Class A Unit, Class B1 Unit and Class B Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Class B1 Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Class B1 Units”). In addition to the Aggregate Quantity of IDR Reset Class B1 Units, the holder or holders of IDRs will become entitled to receive a number of Shares of Class B1 common stock (the “IDR Reset Class B1 Common Stock” and together with the IDR Reset Class B1 Units the “IDR Reset Class B1 Securities”) equal to the number of Class B1 Units they are entitled to receive as calculated pursuant to the preceding sentence (such shares are referred to as the “Aggregate Quantity of IDR Reset Shares of Class B1 Common Stock” and together with the Aggregate Quantity of IDR Reset Class B1 Units the “Aggregate Quantity of IDR Reset Class B1 Securities”). The making of the IDR Reset Election in the manner specified in Section 3.8(b) shall cause each of the Target Distributions to be reset in accordance with the provisions of Section 3.8(e) and, in connection therewith, the holder or holders of the IDRs will become entitled to receive IDR Reset Class B1 Securities on the basis specified above, without any further approval required by the Managing Member or the Members, at the time specified in Section 3.8(c) unless the IDR Reset Election is rescinded pursuant to Section 3.8(d).

(b) To exercise the right specified in Section 3.8(a), the holder of the IDRs (or, if there is more than one holder of the IDRs, the holders of a majority in interest of the IDRs) shall deliver a written notice (the “Reset Notice”) to the Company. Within 10 Business Days after the receipt by the Company of such Reset Notice, the Company shall deliver a written notice to the holder or holders of the IDRs of the Company’s determination of the aggregate number of IDR Reset Class B1 Securities that each holder of IDRs will be entitled to receive.

(c) The holder or holders of the IDRs will be entitled to receive the Aggregate Quantity of IDR Reset Class B1 Securities on the fifteenth Business Day after receipt by the Company of the Reset Notice; provided, however, that the issuance of IDR Reset Class B1 Securities to the holder or holders of the IDRs shall not occur prior to the approval of the listing or admission for trading, by the principal National Securities Exchange upon which the shares of Class A Common Stock are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange, of such shares of Class A Common Stock into which such IDR Reset Class B1 Securities are exchangeable.

(d) If the principal National Securities Exchange upon which shares of the Class A Common Stock are then traded has not approved the listing or admission for trading of the Class A Common Stock to be issued pursuant to this Section 3.8 on or before the 30th calendar day following the Company’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the IDRs (or, if there is more than one holder of the IDRs, the holders of a majority in interest of the IDRs) shall have the right to either rescind the IDR Reset Election or elect to receive other Membership Interests having such terms as the Manager and the board of directors of Terra, Inc. may approve, with the approval of an Independent Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Class B1 Securities would have had at the time of the Company’s receipt of the Reset Notice, as determined by the Managing Member (acceptable to the holder of the IDRs (or, if there is more than one holder of the IDRs, the holders of a majority in interest of the IDRs), and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the shares of the Class A Common Stock are then traded) of such Membership Interests into Units within not more than 12 months following the Company’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the IDRs (or, if there is more than one holder of the IDRs, the holders of a majority in interest of the IDRs).

(e) The Target Distributions shall be adjusted at the time of the issuance of Class B1 Units or other Units pursuant to this Section 3.8 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Class A Unit, Class B Unit and Class B1 for the two Quarters immediately prior to the Company’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

Section 3.9 Transferability of IDRs.

(a) The IDRs will be initially issued to SunEdison Holdings (or SunEdison or a Controlled Affiliate of SunEdison designated by SunEdison), no holder of IDRs shall Transfer any interest in such holder’s IDRs other than to SunEdison or a Controlled Affiliate of SunEdison until such time as SunEdison has satisfied it’s $175.0 million projected CAFD commitment to the Company in accordance with the terms of the Project Support Agreement; provided, however, the provisions of this Section 3.9 shall not prohibit SunEdison (or its Controlled Affiliates) from pledging any IDRs or other Company securities held by any of them to lenders as security under its Credit Facilities; provided, further, that the pledgee of such IDRs may not foreclose on such pledged IDRs until such time as SunEdison has satisfied it’s $175.0 million projected CAFD commitment to the Company in accordance with the terms of the Project Support Agreement.

(b) Except for a Transfer to SunEdison or a Controlled Affiliate of SunEdison, at least 30 Business Days prior to making any Transfer of any IDRs, the Transferring Holder (the “Transferring Holder”) shall give written notice (an “Offer Notice”) to the Company. The Offer Notice shall disclose in reasonable detail the amount of IDRs to be Transferred, the price of the IDRs being Transferred, the other terms and conditions of the Transfer and the identity, background and ownership (if applicable) of the proposed Transferee(s), and the Offer Notice shall constitute a binding offer to sell the such IDRs described therein to the Company on the terms and conditions provided in this Section 3.10(b). The Company may elect to purchase all (but not less than all) of the IDRs to be Transferred upon the same terms and conditions as those set forth in the Offer Notice by giving written notice of such election to the Transferring Holder within 20 Business Days after the Offer Notice has been given to the Company (the “ROFR Election Period”). If the Company has not elected to purchase all of the IDRs specified in the Offer Notice, the Transferring Holder may Transfer the IDRs specified in the Offer Notice to the Transferee(s) specified therein at a price and on terms no more favorable to the Transferee(s) thereof than specified in the Offer Notice during the 30-day period immediately following the ROFR Election Period. Any IDRs not Transferred within such 30-day period shall be subject to the provisions of this Section 3.10(b) upon subsequent Transfer. If the Company has elected to purchase IDRs from the Transferring Holder hereunder, the Transfer of such shares shall be consummated as soon as practical after the election notice(s) have been given to the Transferring Holder, but in any event within 30 days after the expiration of the ROFR Election Period. The purchase price specified in any Offer Notice shall be payable solely in cash at the closing of the transaction.

Section 3.10 Lock-Up of Class B Units. Until the earlier of (i) the date three years from the completion of the IPO or (ii) the date preceded by four Quarters with respect to which the Company made distributions in excess of the Third Target Distribution, SunEdison (together with its Controlled Affiliates) shall continue to own a number of Class B Units equal to 25% of the total number of Class B Units outstanding upon closing of this IPO held by SunEdison (together with its Controlled Affiliates). Any proposed Transfer of Class B Units (or shares of Class B Common Stock) violation of this Section 3.10 shall be prohibited; provided, however, the provisions of this Section 3.10 shall not prohibit SunEdison (or its Controlled Affiliates) from pledging any Class B Units or Class B1 Units, shares of Class B Common Stock or B1 Common Stock or other Company securities held by any of them to lenders as security under its Credit Facilities; provided, further, that the pledgee of such Class B Units may not foreclose on such pledged Class B Units if as a result, SunEdison (together with its Controlled Affiliates) would cease to own (including shares that had been pledged but not foreclosed upon) the amount of Class B Units required by the first sentence of this Section 3.10.

Section 3.11 Outside Activities of the Members. Any Member or any of their respective Affiliates shall be entitled to have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company or any of its Subsidiaries or any Person in which the Company or any of its Subsidiaries has an ownership interest. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any other Member.

ARTICLE IV

DISTRIBUTIONS

Section 4.1 Determination of Distributions. Except as provided in Section 4.1(a)-(c), distributions shall be made to the Members pro rata in accordance with their Percentage Interests when and in such amounts as determined by the Managing Member in accordance with the terms of this Agreement; provided, however that in the event the Company issues Class A Units or securities convertible or exchangeable for Class A Units for less than Fair Market Value, the amount distributed on account of Class B Units and Class B1 Units relative to Class A Units shall be equitably adjusted by the Managing Member.

(a) Distributions During the Subordination Period. Distributions of cash for any Quarter ending before the end of the Subordination Period shall be made in the following manner:

(i) first, to all Class A Members and Class B1 Members, pro rata, until the Company distributes for each Class A Unit and Class B1 Unit an amount equal to the Minimum Quarterly Distribution for that Quarter and any arrearages in payment of the Minimum Quarterly Distribution on such Units for any prior Quarters;

(ii) second, subject to Section 4.1(c), to all Class B Members, pro rata, until the Company distributes for each Class B Unit an amount equal to the Minimum Quarterly Distribution for that Quarter;

(iii) third, to all Class A Members, Class B1 Members and, subject to Section 4.1(c), Class B Members, pro rata, until each Member receives a total amount equal to the First Target Distribution per Unit for that Quarter;

(iv) fourth, 85.0% to all Class A Members, Class B1 Members and, subject to Section 4.1(c), Class B Members, pro rata, and 15.0% to the holders of the IDRs, until each Class A Member, Class B1 Member and, subject to Section 4.1(c), Class B Member receives a total amount equal to the Second Target Distribution per Unit for that Quarter;

(v) fifth, 75.0% to all Class A Members, Class B1 Members and, subject to Section 4.1(c), Class B Members, pro rata, and 25.0% to the holders of the IDRs, until each Class A Member, Class B1 Member and, subject to Section 4.1(c), Class B Member receives a total amount equal to the Third Target Distribution per Unit for that Quarter; and

(vi) thereafter, 50.0% to all Class A Members, Class B1 Members and, subject to Section 4.1(c), Class B Members, pro rata, and 50.0% to the holders of the IDRs.

(b) Distributions After the Subordination Period. Distributions of cash for any Quarter ending after the end of the Subordination Period, shall be be made in the following manner:

(i) first, to all Class A Members, Class B1 Members and Class B Members, pro rata, until the Company distributes for each Unit an amount equal to the Minimum Quarterly Distribution for that Quarter, subject to Section 4.1(c);

(ii) second, 85.0% to all Class A Members, Class B1 Members and, subject to Section 4.1(c), Class B Members, pro rata, and 15.0% to the holders of the IDRs, until each Class A Member, Class B1 Member and, subject to Section 4.1(c), Class B Member receives a total amount equal to the Second Target Distribution per Unit for that Quarter;

(iii) third, 75.0% to all Class A Members, Class B1 Members and, subject to Section 4.1(c), Class B Members, pro rata, and 25.0% to the holders of the IDRs, until each Class A Member, Class B1 Member and, subject to Section 4.1(c), Class B Member receives a total amount equal to the Third Target Distribution per Unit for that Quarter; and

(iv) thereafter, 50.0% to all Class A Members, Class B1 Members and, subject to Section 4.1(c), Class B Members, pro rata, and 50.0% to the holders of the IDRs.

(c) Distribution Forbearance. Notwithstanding the foregoing, during the Distribution Forbearance Period distributions to the Class B Members shall be limited as follows:

(i) the Class B Members will not, under any circumstances, be entitled to receive any distributions with respect to the third and fourth Quarter of 2014 (i.e., distributions declared on or prior to March 31, 2015); and

(ii) thereafter, when any distribution is made to the Class A Members and Class B1 Members, the Class B Members will be entitled to receive, on a per Unit basis, an amount equal to the product of:

(A) the per Unit amount of the distribution to the Class A Members and Class B1 Members, multiplied by

(B) the As Delivered CAFD with respect to the Contributed Construction Projects contributed by SunEdison to the Company plus the Completed CAFD Contribution Amount, divided by the CAFD Forbearance Threshold.

Any distributions forgone by the Class B Members pursuant to this Section 4.1(c) will not be distributed to the other Members and will not constitute an arrearage on the Class B Units. After the date on which the Distribution Forbearance Period ends, distributions will be made to the Class B Members in accordance with Section 4.1(a) and Section 4.1(b), above.

(d) Limitation on IDR Distributions. Notwithstanding the foregoing provisions of Section 4.1, no distributions in respect of IDRs shall be made unless the CAFD since the closing of the IPO to the date of determination exceeds the amount of cash distributed as of the date of the determination.

Section 4.2 Successors. For purposes of determining the amount of distributions under Section 4.1, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

Section 4.3 Withholding. Notwithstanding any other provision of this Agreement, the Managing Member is authorized to take any action that may be required to cause the Company to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including by reason of Section 1446 of the Code), the Managing Member may treat the amount withheld as a distribution of cash pursuant to this Article IV in the amount of such withholding from such Member. Each Member hereby agrees, to the maximum extent permitted by law, to indemnify and hold harmless the Company and the other Members from and against any liability, claim or expense (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to any tax withholdings made or required to be made on behalf of or with respect to such Member. In the event the Company is liquidated and a liability or claim is asserted against, or expense borne by, the Company or any Member for tax withholdings made or required to be made, such person shall have the right to be reimbursed from the Member on whose behalf such tax withholding was made or required to be made

Section 4.4 Limitation. Notwithstanding any other provision of this Agreement, the Company, and the Managing Member on behalf of the Company, shall not be required to make a distribution (a) if such distribution to any Member or Assignee would violate the Act or other applicable law, or (b) in any form other than cash.

Section 4.5 Adjustments. The Target Distributions, arrearages with respect to Class A Units and Class B1 Units shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Membership Interests. The Target Distributions shall also be subject to adjustment pursuant to Section 3.8 and Section 4.6

Section 4.6 Tax Adjustments. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Company Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Company Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Company Group Member), then the holders of a majority in interest of the IDRs may request the Independent Conflicts Committee to consider the appropriateness of adjusting the Target Distribution, and upon the approval of the Independent Conflicts Committee, the Managing Member may reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the Managing Member, in the manner provided in this Section 4.6. If the Managing Member elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes for such Quarter, the Managing Member shall estimate for such Quarter the Company Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes. For each Quarter in which the Managing Member elects, pursuant to this Section 4.6, to reduce the Target Distributions, the adjusted Target Distribution Amount shall be the amount obtained by multiplying (a) the Target Distribution amount determined prior to the application of this Section 4.6 times (b) the quotient obtained by dividing (i) CAFD with respect to such Quarter by (ii) the sum of CAFD plus the Estimated Incremental Quarterly Tax Amount for such Quarter (as determined by the Managing Member). To the extent the Estimated Incremental Quarterly Tax Amount for a given Quarter differs from the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter, the Managing Member may, to the extent determined by the Managing Member, take such differences into account in distributions with respect to subsequent Quarters.

Section 4.7 Interest Payment Agreement. Notwithstanding any other provision of this Agreement, none of SunEdison or its Affiliates shall have any rights, at any time, through distributions under this Agreement or otherwise, to reimbursement of any payments made by SunEdison or its Affiliates under the terms of the Interest Payment Agreement.

ARTICLE V

ALLOCATIONS

Section 5.1 Allocations for Capital Account Purposes.

(a) Except as otherwise provided in this Agreement, Net Income and Net Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Section 5.1(b) is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 7.2 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Company were distributed to the Members pursuant to this Agreement, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period:

(i) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts determined according to Treasury Regulations Sections 1.704-2(f) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b) with respect to such taxable period (other than an allocation pursuant to Section 5.1(b)(iii) and Section 5.1(b)(vi)). This Section 5.1(b)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(b)(i)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts determined according to Treasury

Regulations Sections 1.704-2(i)(4), or any successor provisions. For purposes of this Section 5.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b), other than Section 5.1(b)(i) and other than an allocation pursuant to Section 5.1(b)(i)(v) and (b)(i)(vi), with respect to such taxable period. This Section 5.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible, unless such deficit balance is otherwise eliminated pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii). This Section 5.1(b)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(b)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests. If the Managing Member determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Managing Member is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the “Economic Risk of Loss” (as defined in the Treasury Regulations) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Company described in Treasury Regulations Section 1.752-3(a)(3) shall be allocated to the Members in accordance with their respective Percentage Interests.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation.

(A) The allocations set forth in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii) and Section 5.1(b)(viii) (the “Required Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.1(b)(ix)(A). Therefore, notwithstanding any other provision of this Article V (other than the Required Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Required Allocations were not part of this Agreement and all Company items were allocated pursuant to the economic agreement among the Members.

(B) The Managing Member shall, with respect to each taxable period, (1) apply the provisions of Section 5.1(b)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(b)(ix)(A) among the Members in a manner that is likely to minimize such economic distortions.

(x) Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

Section 5.2 Allocations for Tax Purposes.

(a) The income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for purposes of computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, then the Company’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

(i) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution.

(ii) In the case of an Adjusted Property, such items shall (A) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.3(c)(i) or Section 3.3(c)(ii), and (B) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 5.2(b)(i)(A).

(iii) In order to eliminate Book-Tax Disparities, the Managing Member shall cause the Company to use the “remedial method” as defined in Treasury Regulations Section 1.704 3(d), unless the Independent Conflicts Committee consents to the use of another method described in Treasury Regulations Section 1.704-3.

(c) For purposes of determining the items of Company income, gain, loss, deduction, or credit allocable to any Member with respect to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Treasury Regulations promulgated thereunder.

(d) Tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Managing Member taking into account the principles of Treasury Regulations Sections 1.704-1(b)(4)(ii) and 1.704-1T(b)(4)(xi).

(e) Allocations pursuant to this Section 5.2 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Income, Loss, distributions or other Company items pursuant to any provision of this Agreement.

(f) For the proper administration of the Company, the Managing Member shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; (iii) without the consent of any other Person being required, amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code; and (iv) adopt and employ such methods for (A) the maintenance of capital accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Members, (E) the provision of tax information and reports to the Members, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the Transfer of Units and (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software, in each case, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement and to comply with federal, state and local tax law. The Managing Member may adopt such conventions and make such allocations as provided in this Section 5.2(f) without the consent of a Member only if such conventions or allocations would not have a material adverse effect on such affected Member, and if such allocations are consistent with the principles of Section 704 of the Code.

Section 5.3 Members’ Tax Reporting. The Members acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article V and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

Section 5.4 Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its subsidiaries (including expenses that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without suggesting any limitation of any kind, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Company shall not pay or bear any income tax obligations of the Managing Member.

ARTICLE VI

MANAGEMENT

Section 6.1 Managing Member; Delegation of Authority and Duties.

(a) Authority of Managing Member. The business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to Officers or to others to act on behalf of the Company. Without limiting the foregoing provisions of this Section 6.1(a), the Managing Member shall have the sole power to manage or cause the management of the Company, including the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

(b) Other Members. No Member who is not also a Managing Member, in his or her or its capacity as such, shall participate in or have any control over the business of the Company. Except as expressly provided herein, the Units, other Equity Securities in the Company, or the fact of a Member’s admission as a member of the Company do not confer any rights upon the Members to participate in the management of the affairs of the Company. Except as expressly provided herein, no Member who is not also a Managing Member shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote or consent with respect to under the Act, at law, in equity or otherwise. The conduct, control and management of the Company shall be vested exclusively in the Managing Member. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required by law or expressly provided in Section 6.1(c) or by separate agreement with the Company, no Member who is not also a Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also a Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or her or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member.

(c) Delegation by Managing Member. The Company may employ one or more Members from time to time, and such Members, in their capacity as employees or agents of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member. To the fullest extent permitted by law, the Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including Officers), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. The Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

Section 6.2 Officers.

(a) Designation and Appointment. The Managing Member may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business, including employees, agents and other Persons (any of whom may be a Member) who may be designated as Officers of the Company, with such titles as and to the extent authorized by the Managing Member. Any number of offices may be held by the same Person. In its discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority and perform such duties as the Managing Member may from time to time delegate to them. The Managing Member may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member. Designation of an Officer shall not of itself create any employment or, except as provided in Section 6.4, contractual rights.

(b) Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. All employees, agents and Officers shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or Officer of the Company may be suspended by or altered the Managing Member from time to time, in each case in the sole discretion of the Managing Member.

(c) Officers as Agents. The Officers, to the extent of their powers, authority and duties set forth in this Agreement or an Employment Agreement or otherwise vested in them by the Managing Member, are agents of the Company for the purposes of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 6.3 Liability of Members.

(a) No Personal Liability. Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Person’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Except as otherwise required by the Act, each Member shall be liable only to make such Member’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein.

(b) Return of Distributions. In accordance with the Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and, to the fullest extent permitted by law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) No Duties. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law, in equity or otherwise, the parties hereby agree that the Members (including without limitation, the Managing Member), shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties) to the Company, the other Members or any other Person who is a party to or otherwise bound by this Agreement; provided, however, that nothing contained in this Section 6.3(c) shall eliminate the implied contractual covenant of good faith and fair dealing. To the extent that, at law or in equity, any Member (including without limitation, the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or otherwise bound by this Agreement, the Members (including without limitation, the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including without limitation, the Managing Member) otherwise existing at law, in equity or otherwise, are agreed by the parties hereto to replace to that extent such other duties and liabilities of the Members (including without limitation, the Managing Member) relating thereto. The Managing Member may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Managing Member is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the other Members, or (ii) in its “good faith” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standards.

Section 6.4 Indemnification by the Company.

(a) To the fullest extent permitted by applicable law (as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment)) but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties (including excise and similar taxes and punitive damages), interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its acting in the capacity that gave rise to its status as an Indemnitee (a “Proceeding”); provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.4, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 6.4 shall be made only out of the assets of the Company, it being agreed that the Managing Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.4(a) in defending any Proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.4.

(c) The rights provided by this Section 6.4 shall be deemed contract rights and shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of the Membership Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance on behalf of the Company and its Subsidiaries and such other Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 6.4, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.4(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.4 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.4 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 6.4 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted. It is expressly acknowledged that the indemnification provided in this Section 6.4 could involve indemnification for negligence or under theories of strict liability. Notwithstanding the foregoing, no Indemnitee shall be entitled to any indemnity or advancement of expenses in connection with any Proceeding brought (i) by such Indemnified Person against the Company (other than to enforce the rights of such Indemnitee pursuant to this Section 6.4), any Member or any Officer, or (ii) by or in the right of the Company, without the prior written consent of the Managing Member.

Section 6.5 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and nonappealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Managing Member and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 6.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.6 Investment Representations of Members. Each Member hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

ARTICLE VII

WITHDRAWAL; DISSOLUTION; TRANSFER OF MEMBERSHIP INTERESTS;

ADMISSION OF NEW MEMBERS

Section 7.1 Member Withdrawal. No Member shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company except pursuant to a Transfer permitted under this Agreement.

Section 7.2 Dissolution.

(a) Events. The Company shall be dissolved and its affairs shall be wound up on the first to occur of (i) the determination of the Managing Member, (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act or (iii) the termination of the legal existence of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by the Act. In the event of a dissolution pursuant to clause (i) of the immediately preceding sentence, the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 7.2(c) below in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

(b) Actions Upon Dissolution. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Managing Member or, in the event of the unavailability of the Managing Member or if the Managing Member shall so determine, such Member or other liquidating trustee as shall be named by the Managing Member.

(c) Priority. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 7.2 to minimize any losses otherwise attendant upon such winding up. Upon dissolution of the Company, the assets of the Company shall be applied in the following manner and order of priority: (i) to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (including all contingent, conditional or unmatured claims), whether by payment or the making of reasonable provision for payment thereof; and (ii) the balance shall be distributed to the holders of Class A Units, Class B Units and Class B1 Units pro rata.

(d) Cancellation of Certificate. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

(e) Return of Capital. The liquidators of the Company shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

(f) Hart Scott Rodino. Notwithstanding any other provision in this Agreement, in the event the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is applicable to any Member by reason of the fact that any assets of the Company will be distributed to such Member in connection with the dissolution of the Company, the distribution of any assets of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Member.

Section 7.3 Transfer by Members. No Member may Transfer all or any portion of its Units or other interests or rights in the Company except as provided in Section 3.2(a) and Section 3.9; provided, however, that, Subject to the provisions of Section 3.10 and Section 3.9, the restrictions in this Agreement shall not prohibit or restrict SunEdison (or its Controlled Affiliates) from (i) pledging any of Class B Units or B1 Units, shares of Class B Common Stock or B1 Common Stock, IDRs or other Company securities held by any of them to lenders as security under its Credit Facilities, or (ii) transferring any or all of the pledged Class B Units or Class B1 Units, shares of Class B Common Stock or Class B1 Common Stock or other Company securities described in clause (ii) of this paragraph in the event of foreclosure on such pledged securities. In connection with any Transfer, the Transferor shall Transfer an equivalent number of shares of Class B Common Stock (in the case of a Transfer of Class B Units) or Class B1 Common Stock (in the case of a Transfer of Class B1 Units) to the Transferee, in accordance with the terms of the Terra, Inc. Charter. Any purported Transfer of all or a portion of a Member’s Units or other interests in the Company not complying with this Section 7.3 and Section 7.4 shall be void and shall not create any obligation on the part of the Company or the other Members to recognize that Transfer or to deal with the Person to which the Transfer purportedly was made. Notwithstanding anything to the contrary herein, the Class A Units shall not be Transferable, except to a Transferring Class A Member’s Successor in Interest.

Section 7.4 Admission or Substitution of New Members.

(a) Admission. Without the consent of any other Person, the Managing Member shall have the right to admit as a Substituted Member or an Additional Member, any Person who acquires an interest in the Company, or any part thereof, from a Member or from the Company. Concurrently with the admission of a Substituted Member or an Additional Member, the Managing Member shall forthwith (i) amend the Schedule of Members to reflect the name and address of such Substituted Member or Additional Member and to eliminate or modify, as applicable, the name and address of the Transferring Member with regard to the Transferred Units and (ii) cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a Substituted Member in place of the Transferring Member, or the admission of an Additional Member, in each case, at the expense, including payment of any professional and filing fees incurred, of such Substituted Member or Additional Member.

(b) Conditions and Limitations. The admission of any Person as a Substituted Member or an Additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement by execution and delivery of the Adoption Agreement in the form attached hereto as Exhibit A or such other written instrument(s) in form and substance satisfactory to the Managing Member on behalf of the Company.

(c) Prohibited Transfers. Notwithstanding any contrary provision in this Agreement, unless each of the Members agrees otherwise in writing, in no event may any Transfer of a Unit or other interest in the Company be made by any Member or Assignee if:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit or other interest in the Company;

(ii) except as otherwise provided pursuant to an Exchange Agreement, such Transfer (which solely for purposes of this Section 7.4(c) shall include the issuance of Units upon the exercise of an option or warrant to acquire such Unit) would not be within (or would cause the Company to fail to qualify for) one or more of the safe harbors described in paragraphs (e), (f), (g), (h) or (j) of Treasury Regulations Section 1.7704-1 or otherwise would pose a material risk that the Company could be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder;

(iii) such Transfer would require the registration of such Transferred Unit or other interest in the Company or of any Class of Unit or other interest in the Company pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iv) such Transfer would cause any portion of the assets of the Company to become “plan assets” of any “benefit plan investor” within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended from time to time;

(v) to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Managing Member, as determined in the Managing Member’s sole discretion; or

(vi) such Transfer (including any Transfers of the equity interests of a direct or indirect holder of Class B1 Units that is classified as a partnership or disregarded entity for U.S. federal income tax purposes) is by a Class B1 Member and would cause any Class B1 Units to be owned, directly or indirectly, by a Disqualified Person.

In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall determine that interests in the Company do not meet or will not meet the requirements of Treasury Regulation section 1.7704-1(h) or could cause the Company to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code, the Managing Member may impose such restrictions on the Transfer of Units or other interests in the Company as the Managing Member may determine to be necessary or advisable so that the Company is not treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

Any purported Transfer in violation of Section 7.3 or this Section 7.4(c) shall be null and void ab initio and shall not be effective to transfer record, beneficial, legal or any other ownership of such Unit or other interest in the Company, the purported transferee shall not be entitled to any rights as a Member with respect to the Unit or other interest in the Company purported to be purchased, acquired or transferred in the Transfer (including, without limitation, the right to vote or to receive dividends with respect thereto), and all rights as a holder of the Unit or other interest in the Company purported to have been transferred shall remain in the purported transferor.

(d) Effect of Transfer to Substituted Member. Following the Transfer of any Unit or other interest in the Company that is permitted under Sections 7.3 and 7.4, the Transferee of such Unit or other interest in the Company shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Unit or other interest in the Company, shall succeed to the Capital Account balance associated with such Unit or other interest in the Company, shall receive allocations and distributions under Article IV and Article V in respect of such Unit or other interest in the Company and otherwise shall become a Substituted Member entitled to all the rights of a Member with respect to such Unit or other interest in the Company.

Section 7.5 Additional Requirements. Notwithstanding any contrary provision in this Agreement, for the avoidance of doubt, the Managing Member may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any interests in the Company that are outstanding as of the date of this Agreement or are created hereafter, with the written consent of the holder of such interests in the Company. Such requirements, provisions and restrictions need not be uniform among holders of interests in the Company and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the interests in the Company owned by any one or more Members or Assignees at any time and from time to time, and such actions or omissions by the Managing Member shall not constitute the breach of this Agreement or of any duty hereunder or otherwise existing at law, in equity or otherwise.

Section 7.6 Bankruptcy. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 7.7 [Reserved].

Section 7.8 [Reserved].

ARTICLE VIII

BOOKS AND RECORDS; FINANCIAL STATEMENTS AND

OTHER INFORMATION; TAX MATTERS

Section 8.1 Books and Records. The Company shall keep at its principal executive office (i) correct and complete books and records of account (which, in the case of financial records, shall be kept in accordance with GAAP), (ii) minutes of the proceedings of meetings of the Members, (iii) a current list of the directors and officers of the Company and its Subsidiaries and their respective residence addresses, (iv) a record containing the names and addresses of all Members, (v) a record of the total number of Units held by each Member, if any, and the dates when they respectively became the owners of record thereof and (vi) a record of the percentage of IDRs held by each Member, if any, and the dates when they respectively became the holder of record thereof. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time. Except as expressly set forth in this Agreement, notwithstanding the rights set forth in Section 18-305 of the Act, no Member shall have the right to obtain information from the Company.

Section 8.2 Information.

(a) The Members shall be supplied at the Company’s expense with all other Company information reasonably necessary to enable each Member to prepare its federal, state, and local income tax returns on a timely basis.

(b) All determinations, valuations and other matters of judgment required to be made for ordinary course accounting purposes under this Agreement shall be made by the Managing Member and shall be conclusive and binding on all Members, their Successors in Interest and any other Person who is a party to or otherwise bound by this Agreement, and to the fullest extent permitted by law or as otherwise provided in this Agreement, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

Section 8.3 Fiscal Year. The Fiscal Year of the Company shall end on December 31st unless otherwise determined by the Managing Member in its sole discretion in accordance with Section 706 of the Code.

Section 8.4 Certain Tax Matters.

(a) Preparation of Returns. The Managing Member shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed. The Managing Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States of America, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. Except as specifically provided otherwise in this Agreement, the Managing Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws. As promptly as practicable after the end of each Fiscal Year, the Managing Member shall cause the Company to provide to each Member a Schedule K-1 for such Fiscal Year. Additionally, the Managing Member shall cause the Company to provide on a timely basis to each Member, to the extent commercially reasonable and available to the Company without undue cost, any information reasonably required by the Member to prepare, or in connection with an audit of, such Member’s income tax returns.

(b) Consistent Treatment. Each Member agrees that it shall not, except as otherwise required by applicable law or regulatory requirements, (i) treat, on its individual income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-1 or other information statement furnished by the Company to such Member for use in preparing its income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment.

(c) Duties of the Tax Matters Member. In respect of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (i) the Managing Member shall direct the Tax Matters Member to act for, and such action shall be final and binding upon, the Company and all Members except to the extent a Member shall properly elect to be excluded from such proceeding pursuant to the Code, (ii) all expenses incurred by the Tax Matters Member in connection therewith (including attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of, and payable by, the Company, (iii) no Member shall have the right to (A) participate in the audit of any Company tax return, (B) file any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit (other than items which are not partnership items within the meaning of Code Section 6231(a)(4) or which cease to be partnership items under Code Section 6231(b)) reflected on any tax return of the Company, (C) participate in any administrative or judicial proceedings conducted by the Company or the Tax Matters Member arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, or (D) appeal, challenge or otherwise protest any adverse findings in any such audit conducted by the Company or the Tax Matters Member or with respect to any such amended return or claim for refund filed by the Company or the Tax Matters Member or in any such administrative or judicial proceedings conducted by the Company or the Tax Matters Member and (iv) the Tax Matters Member shall keep the Members reasonably apprised of the status of any such proceeding. Notwithstanding the previous sentence, if a petition for a readjustment to any partnership item included in a final partnership administrative adjustment is filed with a District Court or the Court of Claims and the IRS has elected to assess income tax against a Member with respect to that final partnership administrative adjustment (rather than suspending assessments until the District Court or Court of Claims proceedings become final), such Member shall be permitted to file a claim for refund within such period of time as to avoid application of any statute of limitations which would otherwise prevent the Member from having any claim based on the final outcome of that review.

(d) Tax Matters Member. The Company and each Member hereby designate the Managing Member as the “tax matters partner” for purposes of Code Section 6231(a)(7) (the “Tax Matters Member”).

(e) Certain Filings. Upon the Transfer of an interest in the Company (within the meaning of the Code), a sale of Company assets or a liquidation of the Company, the Members shall provide the Managing Member with information and shall make tax filings as reasonably requested by the Managing Member and required under applicable law.

(f) Section 754 Election. The Managing Member shall cause the Company to make and to maintain and keep in effect at all times, in accordance with Sections 734, 743 and 754 of the Code and applicable Treasury Regulations and comparable state law provisions, an election to adjust basis in the event (i) any Class B Unit or Class B1 Unit is Transferred in accordance with this Agreement or the applicable Exchange Agreement or (ii) any Company property is distributed to any Member.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 9.4, or of any other binding agreement between the Company and any Member, the Managing Member may, or may cause the Company to, without the approval of any other Member or other Person, enter into separate agreements with individual Members with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement or any such separate agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such Member(s) party thereto notwithstanding the provisions of this Agreement. The Managing Member may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Managing Member. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 9.2 Governing Law; Disputes. (a) THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

(b) Any dispute, controversy or claim solely arising out of, relating to or in connection with the rights or obligations of the Class A Member vis-à-vis any of the Class B Members or Class B1 Members shall be finally settled by arbitration. The arbitration shall take place in Wilmington, Delaware and be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect (except as they may be modified by mutual agreement of the Class A Member and the affected Class B Member or Class B1 Member). The arbitration shall be conducted by three neutral, impartial and independent arbitrators, who shall be appointed by the AAA, at least one of whom shall be a retired judge or a senior partner at one of the nationally recognized Delaware-based law firms. The arbitration award shall be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. The costs of the arbitration shall be borne by the Company. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. Notwithstanding the foregoing, the parties hereto may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate and/or seeking temporary or preliminary relief in aid of an arbitration hereunder.

(c) Each party agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, exclusively in the United States District Court for the District of Delaware or any Delaware State court, in each case, sitting in the City of Wilmington, Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 9.5.

(d) EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, DEMAND OR PROCEEDING (INCLUDING COUNTERCLAIMS) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.3 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Member (whether as such Member’s Successor in Interest or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof), and nothing in this Agreement (express or implied) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.4 Amendments and Waivers. This Agreement may be amended, supplemented, waived or modified by the written consent of the Managing Member in its sole discretion without the approval of any other Member or other Person; provided that except as otherwise provided herein (including, without limitation, in Section 3.2), no amendment may (i) modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; or (ii) materially and adversely affect the rights of a holder of Class A Units, Class B Units or Class B1 Units, in their capacity as holders of Class A Units, Class B Units or Class B1 Units, in relation to other classes of Equity Securities of the Company, without the consent of the holders of a majority of such classes of Units; and provided, further that so long as the Managing Member is Terra, Inc., any such amendment, supplement or waiver must be approved by a majority of Terra, Inc.’s independent directors (as determined in accordance with the applicable listing rules of the exchange on which Terra, Inc.’s common stock is listed as of the time of such amendment, supplement or waiver). Notwithstanding the foregoing, the Managing Member may, without the written consent of any other Member or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to: (1) reflect any amendment, supplement, waiver or modification that the Managing Member determines to be necessary or appropriate in connection with the creation, authorization or issuance of any Class of Units or other Equity Securities in the Company or other Company securities in accordance with this Agreement; (2) reflect the admission, substitution, withdrawal or removal of Members in accordance with this Agreement; (3) reflect a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (4) reflect a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company, including a change in the dates on which distributions are to be made by the Company; or (5) cure any ambiguity, mistake, defect or inconsistency; provided further, that the books and records of the Company (including the Schedule of Members) shall be deemed amended from time to time to reflect the admission of a new Member, the withdrawal or resignation of a Member, the adjustment of the Units or other interests in the Company resulting from any issuance, Transfer or other disposition of Units or other interests in the Company, in each case that is made in accordance with the provisions hereof. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment.

No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.5 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member at such Member’s address or facsimile number shown in the Company’s books and records, or, if given to the Company, at the following address:

TerraForm Power, LLC

12500 Baltimore Avenue

Beltsville, Maryland 20705

Attn: General Counsel

Facsimile: (240) 264-8100

With a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn: Dennis M. Myers, P.C.

Facsimile: (312) 862-2200

Each proper notice shall be effective upon any of the following: (a) personal delivery to the recipient, (b) when sent by facsimile to the recipient (with confirmation of receipt), (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) three Business Days after being deposited in the mails (first class or airmail postage prepaid).

Section 9.6 Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 9.7 Power of Attorney. Each Member hereby irrevocably appoints the Managing Member as such Member’s true and lawful representative and attorney in fact, each acting alone, in such Member’s name, place and stead, (a) to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or which may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof and (b) to execute, implement and continue the valid and subsisting existence of the Company or to qualify and continue the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any Member for any reason and shall survive and shall not be affected by the disability, incapacity, bankruptcy or dissolution of such Member. No power of attorney granted in this Agreement shall revoke any previously granted power of attorney.

Section 9.8 Entire Agreement. This Agreement, the Exchange Agreements and the other documents and agreements referred to herein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including the Original LLC Agreement.

Section 9.9 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

Section 9.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 9.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, distributions, capital or property other than as a secured creditor.

Section 9.12 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 9.13 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 9.14 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Limited Liability Company Agreement.

MANAGING MEMBER

TERRAFORM POWER, INC.

By:
Name:
Title:

OTHER MEMBERS SUNEDISON HOLDINGS CORPORATION

By:
Name:
Title:

[R/C US SOLAR INVESTMENT PARTNERSHIP, L.P.]

By:
Name:
Title:

[Signature Page to A&R Terra, LLC Agreement]

EXHIBIT A

Adoption Agreement

This Adoption Agreement is executed by the undersigned pursuant to the Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC (the “Company”), dated as of                     , 2014, as amended, restated or supplemented from time to time, a copy of which is attached hereto and is incorporated herein by reference (the “Agreement”). By the execution of this Adoption Agreement, the undersigned agrees as follows:

1. Acknowledgment. The undersigned acknowledges that he/she is acquiring              Class B Units of the Company as a Class B Member, subject to the terms and conditions of the Agreement (including the Exhibits thereto), as amended from time to time. Capitalized terms used herein without definition are defined in the Agreement and are used herein with the same meanings set forth therein.

2. Agreement. The undersigned hereby joins in, and agrees to be bound by, subject to, and enjoy the benefit of the applicable rights set forth in, the Agreement (including the Exhibits thereto), as amended from time to time, with the same force and effect as if he/she were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to the undersigned at the address listed below.

EXECUTED AND DATED on this      day of             , 20    .

[Name]

Notice Address:

Facsimile:

Form of 1603 Certificate

GENERAL PARTNER CERTIFICATE

Dated as of [            ], 2014

The undersigned, an Authorized Person of [                    ], a Delaware limited liability company, the sole member of [                    ] and the general partner of [                    ], in connection with that certain legal opinion to be delivered by [Opinion Issuer] to [Riverstone Entity] dated as of the date hereof relating to the ownership of a [wind/solar] generation facility [to be constructed] in [location] (the “Project”), does hereby certify the following as of the date hereof:

Riverstone Entity Structure

[                    ] is the general partner of [                    ]. [                    ] is a Delaware limited liability company taxable as a corporation for U.S. federal income tax purposes.

The limited partners of [                    ] are as follows: [list of limited partners].

[                    ] Structure

[                    ] is the general partner of [                    ].

The limited partners of [                    ] are: [list of limited partners].

[                    ] is a Delaware limited partnership taxable as a corporation for U.S. federal income tax purposes.

[                    ] is a Delaware limited partnership taxable as a corporation for U.S. federal income tax purposes.

[                    ] is a Delaware limited partnership taxable as a corporation for U.S. federal income tax purposes.

[                    ] is a Delaware limited partnership taxable as a corporation for U.S. federal income tax purposes.

The general partner of [                    ] is [                    ]. The sole limited partner of [                    ] is [                    ]. The general partner of [                    ] is [                    ]. Each limited partner of [                    ] is an individual or an entity that is taxable as a corporation for U.S. federal income tax purposes and each limited partner is subject to U.S. tax on its distributive share of the income from the Project.

[                    ] Structure

The sole limited partner of [                    ] is [                    ], a Delaware limited partnership, which is taxable as a corporation for U.S. federal income tax purposes. [                    ] is the general partner of [                    ].

[                    ] Structure

Each limited partner of [                    ] is an individual, a trust established by an individual whose sole beneficiaries are individual family members or their estates, or an entity that is taxable as a corporation for U.S. federal income tax purposes and

each limited partner is subject to U.S. tax on its distributive share of the income from the Project. [                    ] is the general partner of [                    ] and is taxable as a partnership for U.S. federal income tax purposes. [                    ] is the sole member of [                    ]. Each member of [                    ] is an individual or an entity that is taxable as a corporation for U.S. federal income tax purposes, and each member is subject to U.S. tax on its distributive share of the income from the Project.

[                    ] Structure

[                    ] is the general partner of [                    ]. [                    ] is the sole member of [                    ].

The sole limited partner of [                    ] is [                    ]. The general partner of [                    ] is [                    ], and the limited partners of [                    ] are [                    ] and [                    ].

The sole member of [                    ] is [                    ].

The general partner of [                    ] is [                    ], which is taxable as a partnership for U.S. federal income tax purposes. Each shareholder of [                    ] is an individual or an entity that is taxable as a corporation for U.S. federal income tax purposes, and each limited partner is subject to U.S. tax on its distributive share of the income from the Project.

Each limited partner of [                    ] is an individual or an entity this is taxable as a corporation for U.S. federal income tax purposes, and each limited partner is subject to U.S. tax on its distributive share of the income from the Project.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the date first above written.

[ ]

By:
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Authorized Person